EXHIBIT 10.7

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”), made as of February 22, 2011, by and between Thomas G. Mair (the “Employee”) and GOLDEN STAR MANAGEMENT SERVICES COMPANY, a Delaware corporation (the “Company”), amends that certain Amended and Restated Employment Agreement (“Agreement”) made as of March 7, 2008, by and between the Employee and the Company. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Recitals

WHEREAS, the Company and the Employee wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1. Section 5(b)(ii) of the Agreement shall be amended and restated as follows:

(ii) Without cause, at any time upon the giving of seven days prior written notice by the Company to the Employee or the Company’s election not to extend the Term of the Agreement pursuant to Section 2. The Company shall pay to the Employee in cash or cash equivalent acceptable to the Employee, in a lump sum at the time of termination, Accrued Compensation plus severance compensation (“Severance Compensation”) in an amount equal to two (2) times the sum of (1) the Employee’s then current Base Salary, (2) the average of the target bonus for the Employee for the current year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year. However, to the extent that such payment exceeds two times the lesser of (1) the sum of Employee’s Base Salary and bonus under Golden Star’s Executive Management Performance Plan during the year prior to the year that includes the effective date of termination, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”) (US$245,000 in 2011) (“Separation Pay Limitation”), the amount of such payment in excess of the Separation Pay Limitation shall be withheld by the Company and paid on the six month anniversary of the Employee’s termination date or, if earlier, the Employee’s date of death.

2. All references to “Twelve Months Severance Compensation,” including those in Sections 5(c)(i) and 5(f), shall be changed to refer to “Severance Compensation.”

3. Section 6(a)(v) of the Agreement shall be amended and restated as follows:

(v) “Change of Control Severance” means an amount equal to (a) three (3) times the sum of (1) the Employee’s Base Salary for the calendar year in which the termination became effective, (2) the average of the target bonus for the Employee for the current calendar year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan, and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year, plus (b) a portion of the target bonus for the Employee for the current calendar year which is pro rata to the portion of such year prior to the Employee’s Change of Control Termination.

4. A new Section 6(d) shall be added as follows:

(d) Excise Tax Payment.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would, absent the provisions of this Section 6(d), be subject to the excise tax imposed by Section 4999 of the U.S. Tax Code, then the Payment shall be reduced to equal the maximum amount that may be paid to the Employee without triggering the application of the excise tax (a “Cutback”).

(ii) All determinations required to be made under this Section 6(d), shall be made by a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Boards of Directors of the Company and Golden Star shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Employee agrees to report all Payments in a manner consistent with the determinations made by the Accounting Firm. Employee shall be entitled, to the extent permitted by Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) and other applicable law and in a manner that is not adverse to the Company, to elect, no later than 5 days following the receipt by Employee of the detailed supporting calculations referred to above, to reduce or modify the Payments so that, using the assumptions of the Accounting Firm, no Payment shall be treated as an “excess parachute payment.” Unless Employee shall have given prior written notice to the Company specifying a different order of Payments to be reduced, any Payments or acceleration to be reduced shall be determined in a manner that has the least economic cost to Employee, on an after-tax basis, and to the extent the economic cost is equivalent, such Payments shall be reduced in the inverse order of when the Payments or acceleration would have been made or provided to Employee until the reduction specified herein is achieved. Employee may specify the order of reduction of the Payments or acceleration only to the extent that doing so does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.

5. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Agreement shall remain the same. This Amendment shall be governed by and construed under the laws of the State of Colorado, without reference to principles of conflict of laws. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year appearing on page one of this Agreement.

GOLDEN STAR MANAGEMENT SERVICES COMPANY

By:	/s/ John A. Labate	/s/ Jennifer Hurley
Name:	John A. Labate	Witness
Title:	Senior Vice President and Chief Financial Officer

	/s/ Thomas G. Mair	/s/ Jennifer Hurley
	Thomas G. Mair	Witness

Acknowledged and Consented to by: GOLDEN STAR RESOURCES LTD.

By:	/s/ Christopher M. T. Thompson
Name:	Christopher M. T. Thompson
Title:	Chairman